Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – October 24, 2023

FVCBankcorp, Inc. Announces
Third Quarter 2023 Earnings

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the third quarter of 2023.

Third Quarter Selected Financial Highlights
•Stellar Credit Quality. Nonperforming loans totaled $1.5 million at September 30, 2023, or 0.07% of total assets, and were comprised of residential loans. Net recoveries of $7 thousand were recorded during the third quarter of 2023 at September 30, 2023. Loans on the Company’s watchlist decreased to $3.0 million during the quarter ended September 30, 2023, a decrease of 70% from the prior quarter end and 79% from December 31, 2022.
•Continued Core Deposit Growth and Reduced Reliance on Wholesale Funds. Wholesale funds at September 30, 2023 decreased $130.8 million during the third quarter as the Company managed a reduction in its reliance on wholesale deposits. Core deposits increased $38.7 million, or 2%, to $1.71 billion, at September 30, 2023 from $1.67 billion at June 30, 2023. Noninterest-bearing deposits decreased $9.9 million during the third quarter of 2023, but increased to 21.4% of total deposits as the Company decreased its wholesale deposits.
•Low Uninsured Deposit Metrics Compared to Total Deposits. As of September 30, 2023, estimated uninsured deposits improved to 31.8% of total deposits from 39.7% at December 31, 2022, when excluding collateralized deposits. The Company has sufficient capital and liquidity resources to satisfy these obligations.
•Diverse Sources of Available Liquidity. At September 30, 2023, the Company’s liquidity position, which includes cash totaling $97.0 million, unencumbered investment securities of $92.5 million, and available unsecured and secured borrowing capacity totaling $802.5 million, was significantly in excess of its estimated uninsured deposits (excluding collateralized deposits) totaling $635.1 million, or 31.8% of total deposits. The Company has access to the Federal Reserve’s Bank Term Funding Program (“BTFP”) but has not drawn on the facility during 2023.
•Strong Well Capitalized Balance Sheet. All of FVCbank’s (the “Bank”) regulatory capital components and ratios are well in excess of thresholds required to be considered "well capitalized" with total risk based capital to risk-weighted assets of 13.93% at September 30, 2023. Tangible Common Equity ("TCE") to Total Assets ("TA") ratio for the Bank increased to 9.40% at September 30, 2023, from 9.22% at June 30, 2023. The Bank’s investment securities are classified as available-for-sale, and therefore, the decrease in market value of these securities is fully reflected in the TCE/TA ratio.

Net income for the third quarter of 2023 was $4.0 million, or $0.22 diluted earnings per share, compared to $7.0 million, or $0.38 diluted earnings per share, for the quarterly period ended September 30, 2022. For the nine months ended September 30, 2023, the Company reported net income of $8.9 million, or $0.49 diluted earnings per share, compared to net income of $20.1 million, or $1.09 diluted earnings per share for the nine months ended September 30, 2022.

On December 15, 2022, the Company announced that the Board of Directors approved a five-for-four split of the Company’s common stock in the form of a 25% stock dividend for shareholders of record on January 9, 2023, payable on January 31, 2023. Earnings per share and all other per share information reflected herein have been adjusted for the five-for-four split of the Company’s common stock for comparative purposes.

Management Comments
David W. Pijor, Esq., Chairman and Chief Executive Officer of the Company, said:

“The current interest rate environment continues to be challenging as bank funding costs outpace the improved yield of our earning assets. We were pleased with continued growth in our core deposit base as we added new customers and deepened existing customer relationships. While we continue to lend in our marketplace, we are maintaining a disciplined approach on pricing and deposit requirements as well as actively managing our existing loan portfolio resulting in a reduction in total loans for the quarter.

While our credit quality has historically been solid, it further improved for the second consecutive quarter as nonperforming loans were 0.07% to total assets, all of which were residential real estate secured. We continue to lend to well-established and relationship-driven borrowers, supporting our proven track record of low historical credit losses.

We remain committed to deliver banking services that improve our customers’ digital experience. We are enhancing efforts to increase the presence of our brand in the markets we serve. This is made possible by our extraordinary team of bankers who demonstrate dedication and commitment to our strategic objectives every day.”

Statement of Condition
Total assets were $2.31 billion at September 30, 2023 and $2.34 billion at December 31, 2022, a decrease of $38.9 million or 2%, and increased $100.5 million, or 5%, compared to $2.20 billion at September 30, 2022.

Loans receivable, net of deferred fees, were $1.85 billion at September 30, 2023 and $1.84 billion at December 31, 2022, an increase of $9.1 million, or 0.5%. Compared to September 30, 2022, loans receivable, net of deferred fees, increased $135.0 million, or 8%, from $1.71 billion, year-over-year. During the third quarter of 2023, new commercial loan originations totaled $19.3 million with a weighted average rate of 8.01% and repayments of loans and lines of credit totaled $49.2 million with a weighted average rate of 7.58%. The Company’s warehouse line with Atlantic Coast Mortgage, LLC (“ACM”) decreased $31.8 million and total loans decreased $54.3 million during the third quarter of 2023.

Investment securities were $216.4 million at September 30, 2023, $278.3 million at December 31, 2022, and $282.5 million at September 30, 2022. Investment securities decreased $15.1 million during the quarter ended September 30, 2023, primarily as a result of principal paydowns of $6.0 million, and a $9.0 million decrease in the portfolio's unrealized losses. For the year-to-date period ended September 30, 2023, the investment securities portfolio decreased $61.9 million, as a result of the sale of $40.3 million of available-for-sale securities in February 2023, principal paydowns of $17.1 million, and an increase in the portfolio's unrealized losses of $4.4 million. The decrease in the market value of the investment securities portfolio was driven by the increasing rate environment that began in 2022 and not a result of credit impairment at September 30, 2023.

Total deposits were $2.00 billion at September 30, 2023, $1.83 billion at December 31, 2022, and $1.89 billion at September 30, 2022. Total deposits increased $165.8 million, or 9%, year-to-date, and increased $106.7 million, or 6%, year-over-year. Noninterest-bearing deposits were $427.0 million at September 30, 2023, or 21.4% of total deposits. At September 30, 2023, core deposits, which exclude wholesale deposits, increased $131.3 million from December 31, 2022, or 8%, and increased $38.7 million, or 2%, from June 30, 2023. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At September 30, 2023, December 31, 2022, and September 30, 2022, reciprocal deposits totaled $312.4 million, $117.6 million, and $167.9 million, respectively, and are considered part of the Company’s core deposit base. Time deposits (which exclude wholesale deposits) increased $121.3 million, or 47%, to $381.8 million at September 30, 2023 from December 31, 2022, and were 22% of core deposits, representing new and existing customer deposits as customers were looking to fix interest rates on their deposit balances.

The Company has had consistent core deposit inflows over the last several quarters, including the current quarter, with new non-time deposit accounts totaling $200 million (which includes $7.6 million in new noninterest-bearing deposits) with a weighted average rate of 4.18% compared to $205 million for the second quarter of 2023 with a weighted average rate of 4.13%. Escrow-related deposits increased $21.6 million from June 30, 2023 to September 30, 2023. Deposits from municipalities increased $1.9 million during the third quarter of 2023, which are collateralized by a portion of the Company’s investment securities portfolio. The Company maintains a growing deposit pipeline headed into the fourth quarter of 2023.

Total wholesale funding (which includes wholesale deposits and advances from the Federal Home Loan Bank of Atlanta (“FHLB”)) decreased $80.8 million during the third quarter of 2023. Wholesale funding, which totaled $332.5 million at September 30, 2023, carries a weighted average rate of 3.62% including $250 million in pay-fixed/receive-floating interest rate swaps at an average rate of 3.25%. Wholesale deposits decreased $130.8 million to $282.5 million during the third quarter of 2023 and FHLB advances increased $50.0 million from June 30, 2023. These FHLB advances have a weighted average rate of 2.98% as they are hedged with a portion of the above mentioned pay-fixed/receive-floating interest rate swaps.

Shareholders’ equity at September 30, 2023 was $211.2 million, an increase of $8.9 million, or 4%, from December 31, 2022 and an increase of $16.6 million, or 9%, from the year-ago quarter. Year-to-date 2023 earnings contributed $8.9 million to the increase in shareholders’ equity. As a result of the Company’s adoption of Accounting Standards Update 2016-13 (“CECL”) on January 1, 2023, retained earnings decreased $2.8 million. In addition, during the first six months of 2023, the Company repurchased 115,750 of its common shares at an average price of $12.51 (including commissions) in accordance with its approved share repurchase program, reducing shareholders’ equity $1.4 million during 2023. Accumulated other comprehensive loss decreased $1.7 million, which was related to the improvement in other comprehensive income associated with the Company’s cash flow hedges.

Book value per share at September 30, 2023, December 31, 2022, and September 30, 2022 was $11.87, $11.58, and $11.13, respectively. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at September 30, 2023, December 31, 2022, and September 30, 2022 was $11.44, $11.14, and $10.68, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at September 30, 2023, December 31, 2022, and September 30, 2022 was $13.39, $13.23 and $12.94, respectively.

The Bank is well-capitalized at September 30, 2023, with total risk-based capital of 13.93%, common equity tier 1 risk-based capital of 12.92%, and tier 1 leverage ratio of 10.62%.

Asset Quality
The Company CECL in accordance with the required implementation date, and recorded the impact of the adoption to retained earnings, net of deferred income taxes, as required by the standard. Note that prior to the adoption of CECL, the Company utilized an incurred loss model to derive its best estimate of the allowance for credit losses. Reserves for credit losses increased $3.7 million and consisted of increases to the allowance for credit losses on loans as well as the Company's reserve for unfunded commitments (referred to in combination herein as “ACL”). For the most recent quarter and year-to-date 2023, subsequent to the aforementioned adoption, the Company released provisioning for credit losses totaling $729 thousand and increased provisions $132 thousand, respectively, compared to a provision of $365 thousand for the three months ended September 30, 2022 and a provision of $1.9 million for the nine months ended September 30, 2022. Of the reserves that were released during the third quarter of 2023, $600 thousand came from the allowance for credit losses and $129 thousand from the reserve for unfunded commitments. The ACL to total loans, net of fees, was 1.06% at September 30, 2023, compared to 0.87% at December 31, 2022, 0.89% at September 30, 2022, and 1.03% at January 1, 2023, the day of CECL adoption.

The release of reserves during the third quarter of 2023 was mainly due to the decrease in total loans, which decreased $54.3 million during the third quarter of 2023.

The Company has maintained disciplined credit guidelines during the current rising interest rate environment. The Company proactively monitors the impact of rising interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Credit quality metrics improved during the third quarter of 2023 with nonperforming loans and loans 90 days or more past due at September 30, 2023 totaled $1.5 million, or 0.07%% of total assets, compared to $$4.5 million, or 0.19%, of total assets at December 31, 2022. There were six nonperforming loans at September 30, 2023, all of which were residential real estate secured. The Company had no other real estate owned.

The Company recorded net recoveries of $7 thousand during the third quarter of 2023. The ACL (which includes the reserve for unfunded commitments) at September 30, 2023 and December 31, 2022, was $19.5

million and $16.0 million, respectively. ACL coverage to nonperforming loans increased to 1293% at September 30, 2023, compared to 357% as of December 31, 2022 as a result of the Company’s improved credit quality and adoption of CECL.

Commercial real estate and construction loans totaled $1.25 billion, or 68% of total loans, net of fees, at September 30, 2023. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company manages this portion of the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. Included in commercial real estate are loans secured by office buildings totaling $95.7 million, or 5% of total loans, and retail shopping centers totaling $267.3 million, or 14% of total loans, at September 30, 2023. Multi-family commercial properties totaled $179.0 million, or 10% of total loans, at September 30, 2023. The following table provides further stratification of these and additional asset classes as of September 30, 2023 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	70%	6	$7,580	48%	4	$3,804	Counties of Fairfax and Loudoun, Virginia and Montgomery County, Maryland	1	$2,836	$14,220
Office, Class B	47%	35	13,906	47%	31	61,660		—	—	75,566
Office, Class C	49%	6	3,149	41%	8	1,974		1	788	5,911
Subtotal		47	$24,635		43	$67,438		2	$3,624	$95,697	5%

Retail- Neighorhood/Community Shop		—	$—	44%	31	$84,997	Prince George's County, Maryland, Fairfax County, Virginia and Washington, D.C.	2	$10,250	$95,247
Retail- Restaurant	58%	9	8,248	45%	17	30,733		—	—	38,981
Retail- Single Tenant	60%	5	2,018	40%	22	37,313		—	—	39,331
Retail- Anchored,Other	71%	1	2,060	52%	11	39,041		1	2,315	43,416
Retail- Grocery-anchored		—	—	45%	8	49,688		1	625	50,313
Subtotal		15	$12,326		89	$241,772		4	$13,190	$267,288	14%

Multi-family, Class A (Market)		—	$—	27%	1	$—	Washington, D.C., Baltimore City, Maryland and Arlington County, Virginia	1	$729	$729
Multi-family, Class B (Market)		—	—	63%	21	78,669		—	—	78,669
Multi-family, Class C (Market)		—	—	57%	57	72,086		2	6,800	78,886
Multi-Family-Affordable Housing		—	—	53%	10	16,605		1	4,096	20,701
Subtotal		—	$—		89	$167,360		4	$11,625	$178,985	10%

Industrial	52%	44	$71,761	52%	38	$133,809	Prince William County, Virginia, Fairfax County, Virginia and Howard County, Maryland	—	$—	$205,570
Warehouse	52%	14	18,914	30%	11	11,589		—	—	30,503
Flex	50%	15	16,170	54%	14	56,531		2	—	72,701
Subtotal		73	$106,845		63	$201,929		2	$—	$308,774	17%

Hotels		—	$—	44%	9	$52,956		1	$6,410	$59,366	3%
Mixed Use	46%	11	$6,804	61%	36	$62,095		1	$6,824	$75,723	4%

Other (including net deferred costs)			$62,199			$91,367			$112,886	$266,452	14%

Total commercial real estate and construction loans, net of fees, at September 30, 2023			$212,809			$884,917			$154,559	$1,252,285	68%

(1) Loan-to-value is determined at origination date against current bank owned principal.
(2) Bank-owned principal is not adjusted for deferred fees and costs.
(3) Minimum debt service coverage policy is 1.30x for owner occupied and 1.25x for Non-Owner Occupied at origination.
The loans shown in the above table exhibit strong credit quality, reflecting no delinquencies and no classified loans at September 30, 2023. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination and its ongoing loan monitoring procedures, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Minority Investment in Mortgage Banking Operation
In August 2021, the Company acquired a membership interest in Atlantic Coast Mortgage ("ACM") for $20.4 million, or 0.88% of total assets, to diversify its loan portfolio while providing competitive residential mortgage products to its customers and to generate additional revenue. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income. For the third quarter of 2023, the Company reported pre-tax loss of $650 thousand compared to a pre-tax loss of $160 thousand for the quarter ended September 30, 2022 related to its investment in ACM. Origination volume for the year continues to outpace their peers. ACM management is continuing to evaluate and look for opportunities to further reduce spend and increase revenue where possible.

Income Statement
Net income for the three months ended September 30, 2023 was $4.0 million, a decrease of $3.0 million, compared to $7.0 million for the same period of 2022. On a linked quarter basis, net income decreased $194 thousand, from $4.2 million for the quarter ended June 30, 2023. Net income for the third quarter of 2023 includes the Company’s portion of losses from its membership interest in ACM, which was $650 thousand, compared to a loss of $160 thousand for the quarter ended September 30, 2022.

Interest income on loans increased $5.9 million, or 30%, for the three months ended September 30, 2023, compared to the same period of 2022. Compared to the linked quarter, interest income on loans increased $257 thousand, or 1%, for the three months ended September 30, 2023. Loan interest income for the three months ended June 30, 2023 included recovered loan interest of $338 thousand from an impaired loan. The increase in interest income for the three months ended September 30, 2023, compared to the year ago quarter was primarily related to an increase in loan yields, which increased 76 basis points, and the volume of average loans, which increased $201.3 million. On a linked quarter basis, the increase in interest income is due to the increased yield on average loans receivable by 5 basis points to 5.40%.

Interest expense on deposits increased $10.9 million for the three months ended September 30, 2023, compared to the same period of 2022, and increased $1.8 million compared to the three months ended June 30, 2023, reflecting the impact of the unprecedented rapid rate increases over the last 15 months. In addition, as a preemptive defensive measure during March 2023, management increased liquidity through additional wholesale funding given the uncertainty surrounding the isolated bank failures. A portion of this additional wholesale funding has begun to mature and because of the Company’s liquidity position, this funding was not replaced. The cost of core deposits, which includes non-interest bearing deposits and excludes wholesale deposits, increased 41 basis points to 2.48% for the third quarter of 2023 as compared to 2.07% for the linked quarter ended June 30, 2023 and increased 185 basis points as compared to 0.63% for the quarter ended September 30, 2022. The cost of deposits for the third quarter of 2023 was 2.74% compared to 2.40% for the second quarter of 2023, an increase of 34 basis points, and an increase of 210 basis points from 0.64% for the year-ago third quarter.

Net interest income totaled $13.3 million for the quarter ended September 30, 2023, a decrease of $1.1 million, or 7%, compared to the second quarter of 2023, and a decrease of $4.2 million, or 24%, compared to the year ago quarter. Compared to the year ago quarter ended September 30, 2022, the decrease in net interest income for the third quarter of 2023 is primarily due to an increase in funding costs, which have increased precipitously as a result of Federal Reserve monetary policy coupled with the need to meet intense competition from market area banks, brokerages and the U.S. Treasury.

The Company's net interest margin decreased to 2.39% for the quarter ended September 30, 2023 compared 2.60% for the linked quarter ended June 30, 2023 and decreased from 3.38% for the year ago quarter ended September 30, 2022. Net interest margin excluding recovered loan interest previously charged-off, prepayment penalties, and late charges for the three months ended September 30, 2023 and June 30, 2023 was 2.39% and 2.48%, respectively. The Company continues to consider possible balance sheet strategies to improve net interest margin in future periods.

Net interest income for the nine months ended September 30, 2023 and 2022 was $41.7 million and $49.4 million, respectively, a decrease of $7.6 million, or 15%, year-over-year. Interest income increased $22.6 million, or 39%, to $80.0 million for the nine months ended September 30, 2023 as compared to $57.3 million for the comparable 2022 period. Interest expense totaled $38.2 million for the nine months ended September

30, 2023, an increase of $30.3 million, compared to $8.0 million for the nine months ended September 30, 2022. The Company’s net interest margin for the nine months ended September 30, 2023 was 2.53% compared to 3.27% for the year-ago nine month period of 2022.

The Company’s cycle-to-date deposit beta (calculated comparing the change in deposit interest rates from March 31, 2022 to September 30, 2023 including noninterest-bearing deposits and excluding wholesale deposits) is approximately 40% over the past cycle since the Federal Reserve began increasing short-term interest rates.

Below is a table illustrating the Company’s quarterly loan and deposit betas from the second quarter of 2022 through the third quarter of 2023.

Loan and Deposit Betas (vs. Fed Funds Effective)

	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	Cycle-to-date (1)
Fed Funds Effective (average)	0.77%	2.19%	3.65%	4.52%	4.99%	5.26%

Deposit Costs
Interest Bearing Deposits - excluding wholesale	0.59%	0.88%	1.65%	2.39%	2.88%	3.32%
Wholesale Deposits	(0.03)%	0.88%	2.38%	3.56%	3.89%	3.86%
Total Deposits	0.41%	0.64%	1.29%	1.97%	2.40%	2.74%
Total Deposits - excluding wholesale	0.42%	0.63%	1.20%	1.71%	2.07%	2.48%

Quarterly Beta
Interest Bearing Deposits - excluding wholesale	(3)%	20%	53%	86%	104%	163%	53%
Wholesale Deposits	(82)%	64%	103%	137%	70%	(11)%	65%
Total Deposits	(2)%	16%	44%	79%	91%	126%	45%
Total Deposits - excluding wholesale	2%	15%	39%	59%	76%	152%	40%

Loan Yields
Loans (excluding net accretion)	4.15%	4.41%	4.75%	4.91%	5.15%	5.27%
As reported	4.36%	4.64%	4.91%	5.11%	5.35%	5.40%

Quarterly Beta
Loans (excluding net accretion)	25%	18%	23%	18%	51%	46%	25%
(1) Cycle-to-date reflects changes since first quarter of 2022 and incorporates the increases in the average Fed Funds effective rate.

The following table shows the repricing schedule for the Company’s current loan portfolio. At September 30, 2023, approximately $509 million, or 28%, of the Company’s loan portfolio is expected to reprice over the next twelve months, 42% will reprice within the next three years, and 68% will reprice within the next five years.

	3 months or less	3-12 months	1-3 years	3-5 years	Over 5 years	Total
Total Consumer Real Estate (1)	$49,429	$27,689	$63,341	$56,598	$166,536	$363,593
Current Rate	7.82%	4.84%	4.30%	4.49%	4.80%	5.08%

Total Commercial (2)	$341,308	$90,576	$208,465	$416,853	$425,822	$1,483,024
Current rate	7.88%	4.67%	4.10%	4.97%	4.35%	5.32%

Total Loans	$390,737	$118,265	$271,806	$473,451	$592,358	$1,846,617
Current Rate	7.87%	4.71%	4.14%	4.92%	4.48%	5.27%

Cumulative Repricing 5 years		$509,001	$780,807	$1,254,259
Cumulative Repricing as a % of Total Loans		28%	42%	68%
(1) Repricing includes principal schedule repayments for residential mortgage loans.
(2) Repricing based on next interest rate reprice date and does not include loan amortization for regular payments.

Noninterest income reported for the quarter ended September 30, 2023 was $225 thousand compared to $891 thousand for the linked quarter ended June 30, 2023 and $575 thousand for the quarter ended September 30, 2022. The loss associated with the Company’s investment in ACM was $650 thousand for the three months ended September 30, 2023, compared to income of $20 thousand for the linked quarter ended June 30, 2023 and a loss of $160 thousand for the year ago quarter ended September 30, 2022.

Fee income from loans was $107 thousand for the quarter ended September 30, 2023, compared to $32 thousand for the third quarter of 2022, an increase of $75 thousand, primarily related to loan extension fees recorded during the third quarter of 2023. Service charges on deposit accounts and other fee income totaled $395 thousand for the third quarter of 2023, an increase of $44 thousand from the year ago quarter. Income from bank-owned life insurance (“BOLI”) increased $21 thousand to $373 thousand for the three months ended September 30, 2023, compared to $352 thousand for the same period of 2022.

For the year-to-date period ended September 30, 2023, the Company recorded noninterest income as a loss of $3.5 million, which was primarily associated with its securities sales transaction executed during the first quarter of 2023, compared to noninterest income of $2.8 million for the comparable period of 2022. During the first quarter of 2023, the Company recorded a loss of $4.6 million related to its sale of available-for-sale investment securities as part of the Company's balance sheet repositioning strategy. The loss associated with the Company’s investment in ACM was $1.4 million for the nine months ended September 30, 2023, compared to income of $754 thousand for the nine months ended September 30, 2022.

Noninterest expense totaled $9.0 million for the quarter ended September 30, 2023 compared to $8.6 million for the same three-month period of 2022, an increase of $449 thousand, or 5%. On a linked quarter basis, noninterest expense decreased $155 thousand, or 2%, from $9.2 million for the quarter ended June 30, 2023, reflecting careful expense management including process improvement through increased use of technology. Salaries and benefits expense was $5.3 million, $5.1 million, and $5.2 million, for the quarters ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively. The increase in salaries and benefits expense for the third quarter of 2023 compared to the linked quarter of June 30, 2023, is primarily related to accruals for incentive compensation. Salaries deferred for loan originations (ASC 310-20) decreased $38 thousand, which also contributed to the third quarter 2023 increase in salaries and benefits expense. Compared to the year-ago quarter, the increase in salaries and benefits expense was primarily related to a decrease in salaries deferred related to loan origination activity totaling $211 thousand.

Internet banking and software expense increased $228 thousand to $660 thousand for the third quarter of 2023 compared to the quarter ended September 30, 2022, primarily as a result of the implementation of enhanced customer software solutions. Other operating expenses totaled $1.2 million for each of the third quarters of 2023 and 2022. The Company continues to identify and assess opportunities to reduce operating expenses including analysis of its branch and office locations.

For the nine months ended September 30, 2023 and 2022, noninterest expense was $27.3 million and $25.3 million, respectively, an increase of $2.0 million, or 8%, primarily as a result of the aforementioned increases in salaries and benefits expenses, internet banking and software expense, and state franchise taxes.

The efficiency ratio for core bank operating earnings, excluding 2022 merger-related expenses and 2023 losses on the sale of available-for-sale investment securities, for the quarters ended September 30, 2023, June 30, 2023, and September 30, 2022, was 66.7%, 60.2%, and 47.5%, respectively. For the nine months ended September 30, 2023 and 2022, the efficiency ratio for core bank operating earnings was 63.7% and 48.1%, respectively. A reconciliation of the aforementioned efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a provision for income taxes of $1.2 million for the three months ended September 30, 2023, compared to a provision for income taxes of $2.1 million for the same period in 2022. The effective tax rate for each of the three months ended September 30, 2023 and September 30, 2022 was 22.9%. For the nine months ended September 30, 2023 and 2022, provision for income tax expense was $1.9 million and $5.0 million, respectively.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.31 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to: general business and economic conditions nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, inflation levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the risk of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company's liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions we do business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; risks inherent in making loans such as repayment risks and fluctuating collateral values; the Company's investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company's common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, including the COVID-19 pandemic, and other catastrophic events; our management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure; changes in consumer spending and savings habits; technological and social media changes; changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the impact of changes in laws, regulations and policies affecting the real estate industry; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for our products and services; the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of our nonperforming assets and charge-offs; our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; potential exposure to fraud, negligence, computer theft and cyber-crime; and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other periodic and current reports filed with the U.S. Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	6/30/2023	9/30/2022	6/30/2023	9/30/2022	6/30/2023	12/31/2022
Selected Balances
Total assets	$2,305,472	$2,204,984			$2,344,372	$2,344,322
Total investment securities	224,155	291,540			236,377	293,945
Total loans, net of deferred fees	1,849,513	1,714,473			1,903,814	1,840,434
Allowance for credit losses	(18,849)	(15,313)			(19,442)	(16,040)
Total deposits	1,995,971	1,889,284			2,088,042	1,830,162
Subordinated debt	19,606	19,551			19,592	19,565
Other borrowings	50,000	75,000			—	265,000
Reserve for unfunded commitments	673	—			801	—
Total stockholders’ equity	211,246	194,635			211,051	202,382
Summary Results of Operations
Interest income	$27,427	$21,091	$79,964	$57,340	$27,203	$23,341
Interest expense	14,092	3,565	38,227	7,976	12,815	7,462
Net interest income	13,335	17,526	41,737	49,364	14,388	15,879
Provision for credit losses	(729)	365	132	1,900	618	729
Net interest income after provision for credit losses	14,064	17,161	41,605	47,464	13,770	15,150
Noninterest income - loan fees, service charges and other	502	383	1,445	1,246	508	421
Noninterest income - bank owned life insurance	373	352	1,067	844	362	356
Noninterest income (loss) - minority membership interest	(650)	(160)	(1,431)	754	20	(787)
Noninterest income - loss on sale of available-for-sale investment securities	—	—	(4,592)	—	—	—
Noninterest expense	9,048	8,599	27,261	25,258	9,203	9,202
Income before taxes	5,241	9,137	10,833	25,050	5,458	5,938
Income tax expense (benefit)	1,202	2,094	1,941	4,970	1,225	1,035
Net income	4,039	7,043	8,892	20,080	4,233	4,903
Per Share Data
Net income, basic (5)	$0.23	$0.40	$0.50	$1.15	$0.24	$0.28
Net income, diluted (5)	$0.22	$0.38	$0.49	$1.09	$0.23	$0.27
Book value (5)	$11.87	$11.13			$11.87	$11.58
Tangible book value (1)(5)	$11.44	$10.68			$11.44	$11.14
Tangible book value, excluding accumulated other comprehensive losses (1)(5)	$13.39	$12.94			$13.17	$13.23
Shares outstanding	17,802,173	13,991,881			17,783,305	17,475,668
Selected Ratios
Net interest margin (2)	2.39%	3.38%	2.53%	3.27%	2.60%	2.96%
Return on average assets (2)	0.70%	1.32%	0.52%	1.28%	0.73%	0.89%
Return on average equity (2)	7.57%	13.87%	5.68%	13.14%	8.17%	9.87%
Efficiency (3)	66.73%	47.51%	71.32%	48.38%	60.23%	57.99%
Loans, net of deferred fees to total deposits	92.66%	90.75%			91.18%	100.56%
Noninterest-bearing deposits to total deposits	21.39%	27.19%			20.93%	23.95%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$4,039	$7,043	$8,892	$20,080	$4,233	$4,903
Add: Merger and acquisition expense	—	—	—	125	—	—
Add: Loss on sale of available-for-sale investment securities	—	—	4,592	—	—	—
Subtract: provision for income taxes associated with non-GAAP adjustments	—	—	(1,010)	(28)	—	—
Net Income, core bank operating earnings (non-GAAP)	$4,039	$7,043	$12,474	$20,177	$4,233	$4,903
Earnings per share - basic (non-GAAP core bank operating earnings)(5)	$0.23	$0.24	$0.70	$1.16	$0.24	$0.28
Earnings per share - diluted (non-GAAP core bank operating earnings)(5)	$0.22	$0.23	$0.69	$1.09	$0.23	$0.27
Return on average assets (non-GAAP core bank operating earnings)	0.70%	1.32%	0.73%	1.28%	0.73%	0.89%
Return on average equity (non-GAAP core bank operating earnings)	7.57%	13.87%	7.97%	13.20%	8.17%	9.87%
Efficiency ratio (non-GAAP core bank operating earnings)	66.73%	47.51%	63.67%	48.14%	60.23%	57.99%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	9.40%	9.10%			9.22%	8.86%
Total risk-based capital (to risk weighted assets)	13.93%	13.55%			13.28%	13.28%
Common equity tier 1 capital (to risk weighted assets)	12.92%	12.73%			12.26%	12.45%
Tier 1 leverage (to average assets)	10.62%	11.12%			10.41%	10.75%
Asset Quality
Nonperforming loans and loans 90+ past due	$1,510	$3,666			$1,443	$4,493
Nonperforming loans and loans 90+ past due to total assets	0.07%	0.17%			0.06%	0.19%
Nonperforming assets to total assets	0.07%	0.17%			0.06%	0.19%
Allowance for credit losses to loans	1.06%	0.89%			1.06%	0.87%
Allowance for credit losses to nonperforming loans	1292.85%	417.70%			1402.87%	357.00%
Net charge-offs (recoveries)	$(7)	$9	$326	$416	$356	$2
Net charge-offs (recoveries) to average loans (2)	—%	—%	0.02%	0.04%	0.08%	—%
Selected Average Balances
Total assets	$2,302,870	$2,141,957	$2,293,565	$2,099,002	$2,309,251	$2,202,407
Total earning assets	2,214,923	2,057,742	2,207,797	2,016,992	2,223,581	2,126,032
Total loans, net of deferred fees	1,868,819	1,667,521	1,856,008	1,563,795	1,867,813	1,745,226
Total deposits	2,033,941	1,814,514	1,941,387	1,806,745	2,002,047	1,811,098
Other Data
Noninterest-bearing deposits	$427,036	$513,711			$436,972	$438,269
Interest-bearing checking, savings and money market	904,639	1,071,768			872,508	883,480
Time deposits	381,770	228,805			365,242	260,421
Wholesale deposits	282,526	75,000			413,320	247,992

(1) Non-GAAP Reconciliation (4)	At or For the Three Months Ended,				At or For the Three Months Ended,
(Dollars in thousands, except per share data)	6/30/2023	6/30/2022			3/31/2023	12/31/2022

Total stockholders’ equity	$211,246	$194,635			$211,051	$202,382
Less: goodwill and intangibles, net	(7,632)	(7,849)			(7,682)	(7,790)
Tangible Common Equity	$203,613	$186,786			$203,369	$194,592
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(34,834)	(39,580)			(30,762)	(36,568)
Tangible Common Equity excluding AOCI	$238,447	$226,366			$234,131	$231,160

Book value per common share (5)	$11.87	$11.13			$11.87	$11.58
Less: intangible book value per common share (5)	(0.43)	(0.45)			(0.43)	(0.44)
Tangible book value per common share (5)	$11.44	$10.68			$11.44	$11.14
Add: AOCI (loss) per common share (5)	(1.95)	(2.26)			(1.73)	(2.09)
Tangible book value per common share, excluding AOCI (5)	$13.39	$12.94			$13.17	$13.23

(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.
(5) Amounts above reflect the effect of a 5-for-4 stock split declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

			% Change			% Change
			Current			From
	9/30/2023	6/30/2023	Quarter	12/31/2022	9/30/2022	Year Ago

Cash and due from banks	$7,560	$8,281	-8.7%	$7,253	$11,820	-36.0%
Interest-bearing deposits at other financial institutions	89,440	66,723	34.0%	74,300	56,522	58.2%
Investment securities	216,410	231,468	-6.5%	278,333	282,479	-23.4%
Restricted stock, at cost	7,745	4,909	57.8%	15,612	9,061	-14.5%
Loans, net of fees:
Commercial real estate	1,097,726	1,111,249	-1.2%	1,097,302	1,027,562	6.8%
Commercial and industrial	215,764	223,406	-3.4%	214,873	181,298	19.0%
Commercial construction	154,559	158,713	-2.6%	147,272	150,729	2.5%
Consumer real estate	367,345	365,122	0.6%	330,635	297,990	23.3%
Warehouse facilities	7,887	39,700	-80.1%	42,699	47,804	-83.5%
Consumer nonresidential	6,232	5,624	10.8%	7,653	9,090	-31.4%
Total loans, net of fees	1,849,513	1,903,814	-2.9%	1,840,434	1,714,473	7.9%
Allowance for credit losses	(18,849)	(19,442)	-3.1%	(16,040)	(15,313)	23.1%
Loans, net	1,830,664	1,884,372	-2.9%	1,824,394	1,699,160	7.7%

Premises and equipment, net	1,047	1,103	-5.0%	1,220	1,290	-18.8%
Goodwill and intangibles, net	7,632	7,682	-0.7%	7,790	7,849	-2.8%
Bank owned life insurance (BOLI)	56,438	56,066	0.7%	55,371	55,016	2.7%
Other assets	88,536	83,768	5.7%	80,049	81,787	8.3%

Total Assets	$2,305,472	$2,344,372	-1.7%	2,344,322	$2,204,984	4.6%

Deposits:
Noninterest-bearing	$427,036	$436,972	-2.3%	438,269	$513,711	-16.9%
Interest checking	651,064	626,748	3.9%	578,340	710,599	-8.4%
Savings and money market	253,575	245,760	3.2%	305,140	361,169	-29.8%
Time deposits	381,770	365,242	4.5%	260,421	228,805	66.9%
Wholesale deposits	282,526	413,320	-31.6%	247,992	75,000	276.7%
Total deposits	1,995,971	2,088,042	-4.4%	1,830,162	1,889,284	5.6%

Other borrowed funds	50,000	—	100.0%	265,000	75,000	-33.3%
Subordinated notes, net of
issuance costs	19,606	19,592	0.1%	19,565	19,551	0.3%
Reserve for unfunded commitments	673	801	-16.0%	—	—	100.0%
Other liabilities	27,976	24,886	12.4%	27,213	26,514	5.5%

Stockholders’ equity	211,246	211,051	0.1%	202,382	194,635	8.5%

Total Liabilities & Stockholders' Equity	$2,305,472	$2,344,372	-1.7%	2,344,322	$2,204,984	4.6%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	9/30/2023	6/30/2023	Quarter	9/30/2022	Year Ago

Net interest income	$13,335	$14,388	-7.3%	$17,526	-23.9%
Provision for credit losses	(729)	618	218.0%	365	-299.8%
Net interest income after provision for credit losses	14,064	13,770	2.1%	17,161	-18.0%

Noninterest income:
Fees on loans	107	169	-37.0%	32	233.0%
Service charges on deposit accounts	284	232	22.7%	241	18.0%
BOLI income	373	362	2.9%	352	5.9%
(Loss) Income from minority membership interest	(650)	20	-3,350.0%	(160)	306.3%
Other fee income	111	108	3.4%	110	1.2%
Total noninterest income	225	891	-74.8%	575	-60.9%

Noninterest expense:
Salaries and employee benefits	5,267	5,092	3.4%	5,202	1.2%
Occupancy expense	547	610	-10.3%	417	31.2%
Internet banking and software expense	660	583	13.3%	432	52.8%
Data processing and network administration	601	611	-1.7%	595	0.9%
State franchise taxes	584	584	0.0%	509	14.8%
Professional fees	213	247	-13.9%	235	-9.5%
Other operating expense	1,176	1,476	-20.4%	1,209	-2.8%
Total noninterest expense	9,048	9,203	-1.7%	8,599	5.2%
Net income before income taxes	5,241	5,458	-4.0%	9,137	-42.6%
Income tax expense (benefit)	1,202	1,225	-1.9%	2,094	-42.6%
Net Income	$4,039	$4,232	-4.6%	$7,043	-42.6%

Earnings per share - basic (1)	$0.23	$0.24	-5.1%	$0.40	-43.7%
Earnings per share - diluted (1)	$0.22	$0.23	-5.7%	$0.38	-42.0%
Weighted-average common shares outstanding - basic (1)	17,800,108	17,710,535		17,484,740
Weighted-average common shares outstanding - diluted (1)	18,274,432	18,058,612		18,465,124

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$4,039	$4,232		$7,043
Add: Provision for credit losses	(729)	618		365
Add: Loss on sale of investment securities	—	—		—
(Subtract) Add: Income tax (benefit) expense	1,202	1,225		2,094
Pre-tax pre-provision income	$4,513	$6,076		$9,502
Earnings per share - basic (non-GAAP pre-tax pre-provision)(1)	$0.25	$0.34		$0.54
Earnings per share - diluted (non-GAAP pre-tax pre-provision)(1)	$0.25	$0.34		$0.51

Return on average assets (non-GAAP pre-tax pre-provision)	0.78%	1.05%		1.77%
Return on average equity (non-GAAP pre-tax pre-provision)	8.45%	11.72%		18.71%
(1) Amounts above reflect the effect of a 5-for-4 stock split declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	For the Nine Months Ended
			% Change
			Current
	9/30/2023	9/30/2022	Quarter

Net interest income	$41,737	$49,364	-15.4%
Provision for credit losses	132	1,900	93.1%
Net interest income after provision for credit losses	41,605	47,464	-12.3%

Noninterest income:
Fees on loans	352	159	121.7%
Service charges on deposit accounts	731	706	3.6%
BOLI income	1,067	844	26.4%
(Loss) Income from minority membership interest	(1,431)	754	-289.8%
Loss on sale of available-for-sale investment securities	(4,592)	—	100.0%
Other fee income	362	381	-5.0%
Total noninterest income	(3,511)	2,844	-223.5%

Noninterest expense:
Salaries and employee benefits	15,374	15,094	1.9%
Occupancy expense	1,785	1,570	13.7%
Internet banking and software expense	1,804	1,231	46.6%
Data processing and network administration	1,834	1,688	8.6%
State franchise taxes	1,753	1,527	14.8%
Professional fees	644	884	-27.1%
Merger and acquisition expense	—	125	-100.0%
Other operating expense	4,067	3,139	29.6%
Total noninterest expense	27,261	25,258	7.9%
Net income before income taxes	10,833	25,050	-56.8%
Income tax expense (benefit)	1,941	4,970	-61.0%
Net Income	$8,892	$20,080	-55.7%

Earnings per share - basic (1)	$0.50	$1.15	-56.4%
Earnings per share - diluted (1)	$0.49	$1.09	-55.1%
Weighted-average common shares outstanding - basic (1)	17,696,101	17,412,893
Weighted-average common shares outstanding - diluted (1)	18,209,830	18,481,572

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$8,892	$20,080
Add: Merger and acquisition expense	—	125
Add: Loss on sale of available-for-sale investment securities	4,592	—
Subtract: provision for income taxes associated with non-GAAP adjustments	(1,010)	(28)
Net Income, core bank operating earnings (non-GAAP)	$12,474	$20,177
Earnings per share - basic (non-GAAP core bank operating earnings)(1)	$0.70	$1.16
Earnings per share - diluted (non-GAAP core bank operating earnings)(1)	$0.69	$1.09

Return on average assets (non-GAAP core bank operating earnings)	0.73%	1.28%
Return on average equity (non-GAAP core bank operating earnings)	7.97%	13.20%
Efficiency ratio (non-GAAP core bank operating earnings)	63.67%	48.14%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$8,892	$20,080
Add: Provision for credit losses	132	1,900
Add: Loss on sale of investment securities	4,592	—
(Subtract) Add: Income tax (benefit) expense	1,941	4,970
Pre-tax pre-provision income	$15,557	$26,950
Earnings per share - basic (non-GAAP pre-tax pre-provision)(1)	$0.88	$1.55
Earnings per share - diluted (non-GAAP pre-tax pre-provision)(1)	$0.85	$1.46

Return on average assets (non-GAAP pre-tax pre-provision)	0.90%	1.71%
Return on average equity (non-GAAP pre-tax pre-provision)	9.93%	17.64%
(1) Amounts above reflect the effect of a 25% stock dividend declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	6/30/2023			6/30/2023			9/30/2022
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,106,429	$13,586	4.91%	$1,119,042	$13,542	4.84%	$1,003,052	$11,195	4.46%
Commercial and industrial	218,815	4,071	7.44%	197,130	3,736	7.58%	184,863	2,521	5.45%
Commercial construction	154,569	2,780	7.19%	156,471	2,814	7.19%	156,429	2,163	5.53%
Consumer real estate	363,713	4,359	4.79%	360,161	4,241	4.71%	272,849	2,879	4.22%
Warehouse facilities	19,944	331	6.65%	28,910	510	7.06%	40,873	407	3.99%
Consumer nonresidential	5,349	116	8.67%	6,099	143	9.36%	9,455	179	7.57%
Total loans	1,868,819	25,243	5.40%	1,867,813	24,986	5.35%	1,667,521	19,344	4.64%

Investment securities (2)(3)	281,382	1,309	1.86%	288,987	1,375	1.90%	349,407	1,578	1.81%
Interest-bearing deposits at
other financial institutions	64,722	876	5.37%	66,781	844	5.07%	40,814	171	1.66%
Total interest-earning assets	2,214,923	27,428	4.95%	2,223,581	27,205	4.89%	2,057,742	21,093	4.10%

Non-interest earning assets:
Cash and due from banks	6,721			6,930			4,958
Premises and equipment, net	1,083			1,152			1,344
Accrued interest and other assets	99,576			96,656			92,985
Allowance for credit losses	(19,432)			(19,068)			(15,072)

Total Assets	$2,302,870			$2,309,251			$2,141,957

Interest-bearing liabilities:
Interest checking	$641,746	$5,134	3.17%	$531,440	$3,546	2.68%	$737,907	$1,320	0.71%
Savings and money market	240,504	1,544	2.55%	245,306	1,288	2.11%	314,105	727	0.92%
Time deposits	359,217	3,550	3.92%	393,877	3,563	3.63%	213,845	752	1.41%
Wholesale deposits	366,667	3,571	3.86%	377,126	3,615	3.84%	41,957	93	0.88%
Total interest-bearing deposits	1,608,134	13,799	3.40%	1,547,749	12,012	3.11%	1,307,814	2,892	0.88%

Other borrowed funds	9,141	35	1.53%	57,176	546	3.83%	81,902	415	2.01%
Subordinated notes, net of issuance costs	19,597	258	5.21%	19,583	258	5.27%	19,542	258	5.23%
Total interest-bearing liabilities	1,636,872	14,093	3.42%	1,624,508	12,816	3.16%	1,409,258	3,565	1.01%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	425,807			454,299			506,700
Other liabilities	26,681			23,145			22,910

Stockholders’ equity	213,510			207,299			203,089

Total Liabilities and Stockholders' Equity	$2,302,870			$2,309,251			$2,141,957

Net Interest Margin		13,336	2.39%		14,389	2.60%		17,528	3.38%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the three months ended September 30, 2023, June 30, 2023 and 21% for the three months ended September 30, 2022. The taxable equivalent adjustment to interest income was $1 for the three months ended September 30, 2023. For the three months ended June 30, 2023, and September 30, 2022 the taxable equivalent adjustment to interest income was $2 for each aforementioned period.
(3)The average balances for investment securities includes restricted stock.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Nine Months Ended
	6/30/2023			6/30/2022
	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,107,935	$39,807	4.79%	$952,824	$30,856	4.32%
Commercial and industrial	206,447	11,254	7.27%	178,672	6,704	5.00%
Commercial construction	154,862	8,233	7.09%	170,483	6,379	4.99%
Consumer real estate	356,430	12,648	4.73%	214,996	6,566	4.07%
Warehouse facilities	24,272	1,265	6.95%	48,690	1,167	3.20%
Consumer nonresidential	6,062	418	9.20%	9,373	522	7.43%
Total loans	1,856,008	73,625	5.29%	1,575,038	52,194	4.42%

Investment securities (2)(3)	299,078	4,321	1.93%	354,778	4,737	1.78%
Interest-bearing deposits at
other financial institutions	52,711	2,022	5.13%	87,176	417	0.64%
Total interest-earning assets	2,207,797	79,968	4.83%	2,016,992	57,348	3.79%

Non-interest earning assets:
Cash and due from banks	6,159			6,811
Premises and equipment, net	1,147			1,452
Accrued interest and other assets	96,986			88,096
Allowance for credit losses	(18,523)			(14,349)

Total Assets	$2,293,565			$2,099,002

Interest-bearing liabilities:
Interest checking	$564,765	$11,595	2.74%	$743,193	$3,323	0.60%
Savings and money market	259,308	4,307	2.22%	319,871	1,522	0.64%
Time deposits	351,762	9,292	3.53%	192,099	1,640	1.14%
Wholesale deposits	332,217	9,398	3.78%	37,344	134	0.48%
Total interest-bearing deposits	1,508,052	34,592	3.07%	1,292,507	6,619	0.68%

Other borrowed funds	98,378	2,862	3.89%	44,982	584	1.73%
Subordinated notes, net of issuance costs	19,583	773	5.27%	19,529	773	5.29%
Total interest-bearing liabilities	1,626,013	38,227	3.14%	1,357,018	7,976	0.78%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	433,335			514,238
Other liabilities	25,413			23,990

Stockholders’ equity	208,804			203,756

Total Liabilities and Stockholders' Equity	$2,293,565			$2,099,002

Net Interest Margin		41,741	2.53%		49,372	3.27%

(1)    Non-accrual loans are included in average balances.
(2)    The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the nine months ended
September 30, 2023 and 21% for the nine months ended September 30, 2022. The taxable equivalent adjustment to interest income was $4 and $8 for the nine months ended September 30, 2023 and 2022, respectively.
(3)    The average balances for investment securities includes restricted stock.